Exhibit 99.1

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Vista Outdoor Inc.
Farmington, Utah

We have audited the accompanying consolidated balance sheets of Vista Outdoor Inc. and subsidiaries (the "Company") as of March 31, 2016 and 2015, and the related consolidated and combined statements of comprehensive income, stockholders’ and parent company equity, and cash flows for each of the three years in the period ended March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Vista Outdoor Inc. at March 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 1 and 15, prior to February 9, 2015 the accompanying combined financial statements were derived from the consolidated financial statements and accounting records of Alliant Techsystems Inc. The accompanying combined financial statements also include expense allocations for certain corporate functions historically provided by Alliant Techsystems Inc. and do not necessarily reflect the financial position, results of operations, and cash flows that would have existed if the Company had been a separate, stand-alone entity during the periods prior to February 9, 2015.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of March 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 27, 2016 (not presented herein) expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE, LLP

Minneapolis, Minnesota
May 27, 2016 (except for Note 19 as to which the date is August 11, 2016)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31
(Amounts in thousands except per share data)	2016	2015	2014
Sales, net	$2,270,734	$2,083,414	$1,873,919
Cost of sales	1,651,289	1,554,493	1,406,616
Gross profit	619,445	528,921	467,303
Operating expenses:
Research and development	12,512	9,518	13,984
Selling, general, and administrative	344,175	283,029	219,512
Goodwill and tradename impairment	—	52,220	—
Income before interest and income taxes	262,758	184,154	233,807
Interest expense, net	(24,351)	(30,108)	(15,469)
Income before income taxes	238,407	154,046	218,338
Income tax provision	91,370	74,518	85,081
Net income	$147,037	$79,528	$133,257
Earnings per common share:
Basic	$2.36	$1.25	$2.09
Diluted	$2.35	$1.25	$2.09
Weighted-average number of common shares outstanding:
Basic	62,211	63,596	63,875
Diluted	62,568	63,857	63,875

Net income (from above)	$147,037	$79,528	$133,257
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $632, $83, and $0	(1,068)	(139)	—
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(3,276), $(1,334), and $0	5,524	2,246	—
Valuation adjustment for pension and postretirement benefit plans, net of tax expense of $5,917, $0, and $0	(9,968)	—	—
Change in fair value of derivatives, net of tax benefit of $0, $0, and $(251), respectively	—	—	401
Change in cumulative translation adjustment, net of tax (expense) benefit of $(41), $0, and $942	5,601	(50,643)	(1,505)
Total other comprehensive income (loss)	89	(48,536)	(1,104)
Comprehensive income	$147,126	$30,992	$132,153
See Notes to the Consolidated and Combined Financial Statements.

VISTA OUTDOOR INC.
CONSOLIDATED BALANCE SHEETS

	March 31
(Amounts in thousands except share data)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$151,692	$263,951
Net receivables	428,398	361,694
Net inventories	440,240	375,621
Other current assets	29,334	13,452
Total current assets	1,049,664	1,014,718
Net property, plant, and equipment	203,485	190,607
Goodwill	1,023,451	782,163
Net intangible assets	650,472	517,482
Deferred charges and other non-current assets	15,562	7,476
Total assets	$2,942,634	$2,512,446
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,500	$17,500
Accounts payable	147,738	134,432
Accrued compensation	47,394	27,146
Accrued income taxes	12,171	9,569
Federal excise tax	27,701	23,194
Other accrued liabilities	116,397	96,071
Total current liabilities	368,901	307,912
Long-term debt	652,787	322,165
Deferred income tax liabilities	135,957	143,039
Accrued pension and postemployment liabilities	73,503	59,345
Other long-term liabilities	51,319	31,221
Total liabilities	1,282,467	863,682
Commitments and contingencies (Notes 11, 13 and 14)
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 60,825,914 shares at March 31, 2016 and 63,873,222 shares at March 31, 2015	608	639
Additional paid-in-capital	1,743,371	1,742,125
Retained earnings	166,421	19,384
Accumulated other comprehensive loss	(110,214)	(110,303)
Common stock in treasury, at cost— 3,138,525 shares held at March 31, 2016 and 85,940 shares held at March 31, 2015	(140,019)	(3,081)
Total stockholders' equity	1,660,167	1,648,764
Total liabilities and equity	$2,942,634	$2,512,446
See Notes to the Consolidated and Combined Financial Statements.

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Years Ended March 31
(Amounts in thousands)	2016	2015	2014
Operating Activities
Net income	$147,037	$79,528	$133,257
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	38,953	35,405	24,891
Amortization of intangible assets	33,661	31,146	20,011
Amortization of deferred financing costs	2,501	2,447	897
Goodwill and tradename impairment	—	52,220	—
Deferred income taxes	(457)	(947)	8,746
Loss (gain) on disposal of property	323	(136)	7,668
Share-based compensation	12,279	3,012	—
Excess tax benefits from share-based plans	—	(120)	—
Changes in assets and liabilities:
Net receivables	(33,596)	(72,321)	(357)
Net inventories	(31,065)	40,991	8,970
Accounts payable	3,398	(37,837)	(32,277)
Accrued compensation	8,006	(9,047)	1,016
Accrued income taxes	(1,804)	17,246	(1,182)
Federal excise tax	4,535	6,935	9,042
Pension and other postretirement benefits	5,076	248	—
Other assets and liabilities	9,155	5,568	(8,372)
Cash provided by operating activities	198,002	154,338	172,310
Investing Activities
Capital expenditures	(41,526)	(43,189)	(40,234)
Acquisitions of businesses, net of cash acquired	(462,050)	—	(1,301,687)
Proceeds from the disposition of property, plant, and equipment	372	320	174
Cash used for investing activities	(503,204)	(42,869)	(1,341,747)
Financing Activities
Borrowings on line of credit	360,000	—	200,000
Repayments of line of credit	(360,000)	—	(200,000)
Proceeds from issuance of long-term debt	350,000	350,000	—
Payments made on bank debt	(17,500)	—	—
Net transfers from parent	—	16,181	206,678
Payment from former parent	6,500	—	—
Dividend paid to parent	—	(214,000)	—
Payments made on long-term debt to parent	—	(20,087)	(6,362)
Proceeds from issuance of long-term debt to parent	—	50,000	1,021,273
Payments made to extinguish debt	—	(50,000)	—
Payments made for debt issue costs	(4,379)	(10,991)	(12,273)
Purchase of treasury shares	(143,194)	(5,097)	—
Excess tax benefits from share-based plans	—	120	—
Proceeds from employee stock compensation plans	1,173	—	—
Cash provided by financing activities	192,600	116,126	1,209,316
Effect of foreign currency exchange rate fluctuations on cash	343	(3,648)	58
(Decrease) increase in cash and cash equivalents	(112,259)	223,947	39,937
Cash and cash equivalents at beginning of year	263,951	40,004	67
Cash and cash equivalents at end of year	$151,692	$263,951	$40,004
Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable and other accrued liabilities	$9,708	$5,252	$8,327
Noncash financing activity:
Treasury stock purchased included in other accrued liabilities	$779	$1,773	$—
   See Notes to the Consolidated and Combined Financial Statements.

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS' AND PARENT COMPANY EQUITY

	Common Stock $.01 Par Value
(Amounts in thousands except share data)	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Parent's Equity	Total Equity
Balance, March 31, 2013	—	$—	$—	$—	$(401)	$—	$532,301	$531,900
Comprehensive income	—	—	—	—	(1,104)	—	133,257	132,153
Net transfer from parent	—	—	—	—	—	—	206,678	206,678
Balance, March 31, 2014	—	—	—	—	(1,505)	—	872,236	870,731
Comprehensive income	—	—	—	19,384	(48,536)	—	60,144	30,992
Issuance of common stock in connection with Spin-Off	63,875,472	639	—	—	—	—	—	639
Restricted stock grants	180,095	—	(7,299)	—	—	7,299	—	—
Share-based compensation	—	—	3,012	—	—	—	—	3,012
Restricted stock units vested and issued	123,208	—	(5,280)	—	—	2,979	—	(2,301)
Treasury stock purchased	(162,000)	—	—	—	—	(6,870)	—	(6,870)
Employee benefit plans and other	(138,276)	—	—	—	—	(6,489)	—	(6,489)
Dividend paid to parent	—	—	—	—	—	—	(214,000)	(214,000)
Contribution from parent	—	—	1,751,692	—	(60,262)	—	(734,561)	956,869
Net transfer (to) from parent	—	—	—	—	—	—	16,181	16,181
Balance, March 31, 2015	63,878,499	639	1,742,125	19,384	(110,303)	(3,081)	—	1,648,764
Comprehensive income	—	—	—	147,037	89	—	—	147,126
Exercise of stock options	66,670	—	(1,748)	—	—	2,921	—	1,173
Restricted stock grants net of forfeitures	41,721	—	(3,672)	—	—	3,519	—	(153)
Share-based compensation	—	—	12,279	—	—	—	—	12,279
Restricted stock vested and shares withheld	11,133	—	(2,677)	—	—	(1,471)	—	(4,148)
Treasury stock purchased	(3,179,086)	(32)	—	—	—	(142,200)	—	(142,232)
Contribution from former parent and other	6,977	1	(2,936)	—	—	293	—	(2,642)
Balance, March 31, 2016	60,825,914	$608	$1,743,371	$166,421	$(110,214)	$(140,019)	$—	$1,660,167
See Notes to the Consolidated and Combined Financial Statements.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies
Nature of Operations. Vista Outdoor Inc. (together with our subsidiaries, "we", "our", and "us") is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. We operate in two segments, Shooting Sports and Outdoor Products. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 11 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, Europe, and New Zealand. Vista Outdoor was incorporated in Delaware in 2014. Prior to February 9, 2015, the business was operated as the Sporting Group reporting segment of Alliant Techsystems Inc. (“ATK”). On April 28, 2014, Orbital ATK entered into a Transaction Agreement (the “Transaction Agreement”) among Vista Outdoor, Vista Merger Sub Inc. (“Merger Sub”) and Orbital Sciences Corporation (“Orbital”), providing for, among other things, the transfer of the businesses comprising ATK’s Sporting Group reporting segment to Vista Outdoor (the “Sporting Transfers”), the distribution of all of the shares of Vista Outdoor common stock on a pro rata basis to the holders of ATK common stock (the “Spin-Off”), and the merger of Merger Sub with and into Orbital (the “ATK/Orbital Merger”), with Orbital surviving the ATK/Orbital Merger as a wholly owned subsidiary of ATK.

On February 9, 2015, ATK completed the Sporting Transfers and the Spin-Off, distributing to its stockholders two shares of Vista Outdoor common stock for every share of ATK common stock held as of record on February 2, 2015. In connection with the Spin-Off, Vista Outdoor filed a Registration Statement on Form 10 (as amended, the “Form 10”) with the Securities and Exchange Commission (the “SEC”), which was declared effective on January 23, 2015. The Form 10 included an Information Statement describing the details of the Spin-Off and providing information as to our business and management.

Except where indicated, references below to transactions completed by Vista Outdoor prior to February 9, 2015, refer to transactions completed by or on behalf of the ATK Sporting Group reporting segment that are reflected on the consolidated and combined financial statements of Vista Outdoor.

Basis of Presentation. The consolidated and combined financial statements reflect our consolidated operations as a separate stand-alone entity beginning on February 9, 2015. Periods presented prior to the Spin-Off have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Orbital ATK and are presented on a combined basis. Subsequent to the Spin-Off, the financial statements are presented on a consolidated basis. The consolidated and combined financial statements reflect our financial position, results of operations and cash flows as our business was operated as part of Orbital ATK prior to the distribution, in conformity with U.S. generally accepted accounting principles.

Prior to February 9, 2015, the consolidated and combined statements of comprehensive income include expense allocations for certain corporate functions historically provided to us by Orbital ATK, including, but not limited to, human resources, employee benefits administration, treasury, risk management, audit, finance, tax, legal, information technology support, and other shared services. These allocations are reflected in the combined statements of operations within the expense categories to which they relate. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on various bases that are further discussed in Note 15. Management of Vista Outdoor and Orbital ATK consider these allocations to be a reasonable reflection of the utilization of services by, or benefits provided to, us. The allocations may not, however, reflect the expense we would have incurred as a stand-alone company. Following our separation from Orbital ATK, we perform these functions using our resources or purchased services. For an interim period, however, some of these functions will continue to be provided by Orbital ATK under transition services agreements and other commercial agreements.

Prior to February 9, 2015, Orbital ATK maintained a number of defined benefit plans at a corporate level which our employees participated in, and as such, we were charged a portion of the expenses associated with these plans. Subsequent to February 9, 2015, we established separate defined benefit plans and the liabilities were transferred to us. The associated assets were transferred on July 1, 2016. See Note 10 for further detail.

Transactions between us and Orbital ATK prior to February 9, 2015 are reflected as effectively settled at the time of the transaction and are included in financing activities in the consolidated combined statements of cash flows.

Our consolidated and combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations and cash flows would have been had we operated as a stand-alone company during the periods presented prior to Spin-Off.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies (Continued)

Principles of Consolidation and Combination. The consolidated and combined financial statements include our net assets and results of operations as described above. All intercompany transactions and accounts within the businesses have been eliminated.

All transactions between Orbital ATK and Vista Outdoor have been included in these combined financial statements. Prior to February 9, 2015, transactions with Orbital ATK or its affiliates are reflected in the combined statements of cash flows as changes in Orbital ATK's net investment within financing activities. Subsequent to February 9, 2015, transactions with Orbital ATK or its affiliates are reflected within the consolidated statements in the appropriate line item.
Fiscal Year.    References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year. Our interim quarterly periods are based on 13-week periods and end on Sundays.
Use of Estimates.    The preparation of consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.
Revenue Recognition. Sales, net of estimates for discounts, returns, rebates, allowances, and excise taxes are recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, and all risks of ownership have been transferred, and payment is reasonably assured.
Cost of Sales. Cost of sales includes material, labor, and overhead costs associated with product manufacturing, including depreciation, amortization, purchasing and receiving, inspection, warehousing, product liability, warranty, and inbound and outbound shipping and handling costs.
Research and Development Costs. Research and development costs consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products. Research and development costs incurred to develop new products and to enhance existing products are charged to expense as incurred.
Selling, General, and Administrative Expense. Selling, General and Administrative expense includes, among other items, administrative salaries, benefits, commissions, advertising, insurance, and professional fees.
Advertising Costs. Advertising costs including print ads, commercials, catalogs, and brochures are expensed at time of first advertisement. Our co-op program is structured so that certain dealers are eligible for reimbursement of certain types of advertisements on qualifying product purchases and are accrued as purchases are made. Advertising costs totaled $65,775, $52,941, and $44,341 for the years ended March 31, 2016, 2015, and 2014, respectively.
Cash Equivalents. Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.
Allowance for Doubtful Accounts. We maintain an allowance for doubtful receivables for estimated losses resulting from the inability of our trade customers to make required payments. We provide an allowance for specific customer accounts where collection is doubtful and also provide an allowance for customer deductions based on historical collection and write-off experience. Additional allowances would be required if the financial conditions of our customers deteriorated.
Inventories. Inventories are stated at the lower of cost, determined using the first-in, first-out ("FIFO") method, or market. Inventory costs associated with work in process inventory and finished goods include material, labor, and manufacturing overhead, while costs associated with raw materials and purchased finished goods include material and inbound freight costs. We provide inventory allowances for any excess and obsolete inventories and periodically write inventory amounts down to market when costs exceed market value.
Warranty Costs. We provide consumer warranties against manufacturing defects on certain products within the Shooting Sports and Outdoor Products segments with warranty periods ranging from one year to a lifetime. The estimated costs of such product warranties are recorded at the time the sale is recorded. Estimated future warranty costs are accrued at the time of sale based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. See Note 8 for additional detail.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies (Continued)

Accounting for Goodwill and Identifiable Intangible Assets.
Goodwill—We test goodwill for impairment on the first day of our fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that an asset might be impaired. We have determined that the reporting units for our goodwill impairment review are our operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results. We then evaluate these components to determine if they are similar and should be aggregated into one reporting unit for testing purposes.
The impairment test is performed using a two-step process. In the first step, we determine the estimated fair value of each reporting unit and compare it to the carrying value of the reporting unit, including goodwill. If the carrying amount of a reporting unit is higher than its fair value, an indication of goodwill impairment exists and the second step must be performed in order to determine the amount of the goodwill impairment. In the second step, we must determine the implied fair value of the reporting unit's goodwill, by allocating the estimated fair value of the reporting unit in a manner similar to a purchase price allocation. The implied fair value is compared to the carrying amount and if the carrying amount of the reporting unit's goodwill exceeds the implied fair value of its goodwill, an impairment loss must be recognized for the excess.
Identifiable Intangible Assets—Our primary identifiable intangible assets include trademarks and trade names, patented technology, and customer relationships. Identifiable intangible assets with finite lives are amortized and evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangibles with indefinite lives are not amortized and are tested for impairment annually on the first day of our fourth fiscal quarter, or more frequently if events warrant.
Our identifiable intangibles with indefinite lives consist of certain trademarks and trade names. The impairment test consists of a comparison of the fair value of the specific intangible asset with its carrying value. The fair value of these assets is measured using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires that we estimate the future revenue for the related brands and technology, the appropriate royalty rate, and the weighted average cost of capital. We base our fair values and estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. If the carrying amount of an asset is higher than its fair value, an impairment exists and the asset would be recorded at the fair value.
Stock-Based Compensation.    Our stock-based compensation plans, which are described more fully in Note 14, provide for the grant of various types of stock-based incentive awards, including performance awards, total stockholder return performance awards ("TSR awards"), restricted stock/restricted stock units, and options to purchase common stock. The types and mix of stock-based incentive awards are evaluated on an ongoing basis and may vary based on our overall strategy regarding compensation, including consideration of the impact of expensing stock awards on our results of operations.
Performance awards are valued at the fair value of our stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted. We use an integrated Monte Carlo simulation model to determine the fair value of the TSR awards and the calculated fair value is expensed over the vesting period. Restricted stock issued vests over periods ranging from one to four years and is valued based on the market value of our stock on the grant date. The estimated grant date fair value of stock options is expensed on a straight-line basis over the requisite service period, generally one to three years. The estimated fair value of each option is calculated using the Black-Scholes option-pricing model. See Note 14 for further details.
Prior to February 9, 2015, all of our stock-based compensation expense was attributable to our participation in Orbital ATK long-term incentive plans. Expense recognized prior to February 9, 2015 was based on awards attributable to those plans.
Income Taxes.   Prior to the Spin-Off, our domestic operations were included in Orbital ATK's U.S. federal and state income tax returns and all income taxes have been paid by Orbital ATK. Our foreign operations have been included in our own tax filings and we have paid the taxes. Income tax expense and other income tax related information contained in these combined financial statements are presented on a separate tax return basis as if we filed our own tax returns. Prior to the Spin-Off, current domestic income tax liabilities are assumed to be immediately settled with Orbital ATK and are relieved through the Parent's equity in the statement of cash flows.
After the Spin-Off, we account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies (Continued)

expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.
We record net deferred tax assets to the extent that we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. Significant estimates are required for this analysis. If we were to determine that the amount of deferred income tax assets we would be able to realize in the future had changed, we would make an adjustment to the valuation allowance which would decrease or increase the provision for income taxes.
The provision for federal, foreign, and state and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.
We periodically assess our liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that our tax position will be sustained, we record the entire resulting tax liability and when it is more likely than not of being sustained, we record our best estimate of the resulting tax liability. To the extent our assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of change. It is our policy to record interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.
Worker's Compensation. The liability for losses under our worker's compensation program has been actuarially determined and the portion of the worker's compensation liability that is related to our employees was $8,558 and $8,439 as of March 31, 2016 and 2015, respectively.
Translation of Foreign Currencies. Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a component of accumulated other comprehensive loss ("AOCL") in equity. Income and expenses in foreign currencies are translated at the average exchange rate during the period. Foreign exchange transaction gains and losses in fiscal years 2016, 2015, and 2014 were not material.
Earnings Per Share Data.    Basic earnings per share ("EPS") is computed based upon the weighted average number of common shares outstanding for each period. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock-based awards (see Note 14) during each period presented, which, if exercised, earned, or converted, would have a dilutive effect on earnings per share. On February 9, 2015, 63,875,000 shares of our common stock were distributed to Orbital ATK shareholders of record to complete the Spin-Off from ATK. For comparative purposes we have used weighted average shares of 63,875,000 to calculate basic and diluted EPS for all periods prior to the Spin-Off, as we had no outstanding common shares or dilutive stock-based awards.
In computing EPS for the fiscal years presented, earnings, as reported for each respective period, is divided by (in thousands):

	Year Ended March 31
	2016	2015	2014
Basic EPS shares outstanding	62,211	63,596	63,875
Dilutive effect of stock-based awards	357	261	—
Diluted EPS shares outstanding	62,568	63,857	63,875
Shares excluded from the calculation of diluted EPS because the option exercise/threshold price was greater than the average market price of the common shares	139	122	—

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies (Continued)

Comprehensive Loss.
The components of AOCL, net of income taxes, are as follows:

	March 31
	2016	2015
Pension and other postretirement benefit liabilities	$(63,667)	$(58,155)
Cumulative translation adjustment	(46,547)	(52,148)
Total accumulated other comprehensive loss	$(110,214)	$(110,303)
The following table summarizes the changes in the balance of AOCL, net of income tax:

	Year ended March 31, 2016				Year ended March 31, 2015
	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total	Derivatives	Pension and other Postretire-ment Benefits	Cumulative translation adjustment	Total
Beginning of period unrealized gain (loss) in AOCL	$—	$(58,155)	$(52,148)	$(110,303)	$—	$—	$(1,505)	$(1,505)
Net decrease in fair value of derivatives	204	—	—	204	974	—	—	974
Net losses reclassified from AOCL, offsetting the price paid to suppliers (1)	(204)	—	—	(204)	(974)	—	—	(974)
Net actuarial losses reclassified from AOCL (2)	—	5,524	—	5,524	—	2,246	—	2,246
Prior service costs reclassified from AOCL (2)	—	(1,068)	—	(1,068)	—	(139)	—	(139)
Valuation adjustment for pension and postretirement benefit plans(2)	—	(9,968)	—	(9,968)	—	—	—	—
Adjustment due to Spin-Off (3)	—	—	—	—	—	(60,262)	—	(60,262)
Net change in cumulative translation adjustment	—	—	5,601	5,601	—	—	(50,643)	(50,643)
End of period unrealized gain (loss) in AOCL	$—	$(63,667)	$(46,547)	$(110,214)	$—	$(58,155)	$(52,148)	$(110,303)

(1) Amounts related to our derivative instruments that were reclassified from AOCL were recorded as a component of cost of sales for each period presented.
(2) Amounts related to our pension and other postretirement benefits that were reclassified from AOCL were recorded as a component of net periodic benefit cost for each period presented (Note 11).
(3) Adjustment represents the AOCL assumed upon the completion of the Spin-Off related to the pension plan and post-retirement and post-employment liabilities.
Fair Value of Nonfinancial Instruments.    The carrying amount of receivables, inventory, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. See Note 2 for additional disclosure regarding fair value of financial instruments.
New Accounting Pronouncements. On May 28, 2014, the FASB issued Accounting Standard Update No. 2014-09 Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance. This guidance is effective for periods beginning after December 15, 2017 and early application is permitted for periods beginning after December 15, 2016. We are in the process of evaluating the impact this standard will have on us.
On April 7, 2015, the FASB issued Accounting Standard Update No. 2015-03 Interest-Imputation of Interest (Subtopic 835-30), which simplified the presentation of debt issuance costs by requiring debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The standard allows for early adoption. We have elected to early adopt this standard and retrospectively present the change to the financial

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
1. Summary of Significant Accounting Policies (Continued)

statements. This resulted in a reclassification of $10,335 from Deferred charges and other non-current assets to Long-term debt in the fiscal year ended March 31, 2015.

On May 1, 2015, the FASB issued Accounting Standard Update No. 2015-07 Fair Value Measurement (Topic 820), which permits a reporting entity, as a practical expedient, to measure the fair value of certain investments using the net asset value per share of the investment. The standard allows for early adoption. We have elected to early adopt this standard and present the change to the financial statements. This resulted in a change to the disclosure of pension assets within Note 10 for the current year. The prior year did not change as these assets reflected our estimated allocated portion of the assets that were held in the Orbital ATK asset pool on our behalf and does not reflect the precise assets that were transferred to us. The adoption of the standard had no impact on the valuation of assets.

On November 20, 2015, the FASB issued Accounting Standard Update No. 2015-17 Income Taxes (Topic 740), which simplified the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent in a classified statement of financial position. The standard allows for early adoption. We have elected to early adopt this standard and retrospectively present the change to the financial statements. This resulted in a reclassification of $50,343 from current deferred income tax assets to noncurrent deferred income tax liabilities in the fiscal year ended March 31, 2015.

On March 30, 2016, the FASB issued Accounting Standard Update No. 2016-09 Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures and classification in the statement of cash flows. The standard allows for early adoption. We have elected to early adopt this standard and prospectively present the change to the financial statements given the immaterial nature of the prior period balances.

There are no other new accounting pronouncements that are expected to have a significant impact on our consolidated and combined financial statements.
2. Fair Value of Financial Instruments
The current authoritative guidance on fair value clarifies the definition of fair value, prescribes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The valuation techniques required by the current authoritative literature are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1—Quoted prices for identical instruments in active markets.
Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3—Significant inputs to the valuation model are unobservable.
The following section describes the valuation methodologies we use to measure our financial instruments at fair value.
Long-term Debt—The fair value of the variable-rate long-term debt is calculated based on current market rates for debt of the same risk and maturities. The fair value of the fixed-rate debt is based on market quotes for each issuance. We consider these to be Level 2 instruments.
Contingent Consideration—The acquisition-related contingent consideration liability represents the estimated fair value of additional future earn-outs payable for acquisitions of businesses that had earn-out clauses. The valuation of the contingent consideration will be evaluated on an ongoing basis and is based on management estimates and entity-specific assumptions, which are considered Level 3 inputs.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
2. Fair Value of Financial Instruments (Continued)

There were no financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2016 and 2015.
The following table presents our financial assets and liabilities that are not measured at fair value on a recurring basis. The carrying values and estimated fair values were as follows:

	As of March 31, 2016		As of March 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt	$350,000	$366,625	$—	$—
Variable rate debt	$332,500	$332,500	$350,000	$350,000
3. Acquisitions
In accordance with the accounting standards regarding business combinations, the results of acquired businesses are included in our consolidated and combined financial statements from the date of acquisition. The purchase price for each acquisition is allocated to the acquired assets and liabilities based on fair value. The excess purchase price over estimated fair value of the net assets acquired is recorded as goodwill.
Savage Arms Acquisition

On June 21, 2013, we acquired Savage Arms, a leading manufacturer of sporting long guns. Operating under the brand names of Savage Arms, Stevens and Savage Range Systems, Savage Arms designs, manufactures and markets centerfire and rimfire rifles, shotguns and shooting range systems used for hunting as well as competitive and recreational target shooting. Savage Arms is included within the Shooting Sports segment. The purchase price was $315,000 net of cash acquired. We believe the acquisition complemented our growing portfolio of leading consumer brands and allowed us to build upon offerings with Savage Arms' prominent, respected brands known for accuracy, quality, innovation, value and craftsmanship. Savage Arms' sales distribution channels, new product development, and sophistication in manufacturing significantly increased our presence with a highly relevant product offering to distributors, retailers and consumers. Savage Arms employed approximately 400 employees at time of acquisition. The purchase price allocation was completed during the first quarter of fiscal year 2015. None of the goodwill generated in this acquisition will be deductible for tax purposes.

Bushnell Acquisition

On November 1, 2013, we acquired Bushnell. Bushnell is a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and eyewear. Bushnell is included within the Outdoor Products segment. The purchase price was $985,000 net of cash acquired, subject to customary post-closing adjustments. We believe the acquisition broadened our existing capabilities in the commercial shooting sports market and expanded our portfolio of branded shooting sports products. In addition, this transaction enabled us to enter new sporting markets in golf and snow sports. We have leveraged Bushnell’s strong sourcing, marketing, branding and distribution capabilities and capitalized on Bushnell’s track record of successfully integrating acquisitions and delivering profitable growth. Bushnell employed approximately 1,100 employees at time of acquisition. The purchase price allocation was completed during the third quarter of fiscal year 2015. A portion of the goodwill generated in this acquisition will be deductible for tax purposes. The total amount of goodwill related to the acquisition deductible for tax purposes is $19,095.

Jimmy Styks Acquisition

On July 20, 2015, we completed the acquisition of Jimmy Styks, LLC ("Jimmy Styks"), using $40,000 of cash on hand with additional contingent consideration payable if incremental profitability growth milestones are achieved over the next three years. We determined a value of the future contingent consideration as of the acquisition date of $4,471 utilizing the Black Scholes option pricing model; the total amount paid may differ from this value. The option pricing model requires us to make assumptions including the risk-free rate, expected volatility, cash flows, and expected life. The risk-free rate is based on U.S. Treasury zero-coupon issues with a remaining term that approximates the expected life assumed at the date of acquisition. The expected option life is based on the contractual term of the agreement. Expected volatility is based on the average volatility of similar public companies' stock over the past three years. The discounted cash flows are based on our estimates of future performance of the business.

Jimmy Styks is a leading designer and marketer of stand up paddle boards and related accessories. Jimmy Styks’ stand up paddle board portfolio provides easy-to-use platforms for water sport enthusiasts engaging in activities ranging from personal fitness to fishing and will help us expand our Outdoor Products operating segment. Jimmy Styks offers nearly 30 SKUs in epoxy, inflatable, soft and thermoform boards, as well as accessories. The preliminary purchase price allocation is subject to further refinement and may require significant adjustments to arrive at the final purchase price allocation. The majority of the goodwill generated in this acquisition will be deductible for tax purposes. Jimmy Styks is an immaterial acquisition to our company.

CamelBak Products Acquisition

On August 3, 2015, we completed the acquisition of CamelBak Products, LLC ("CamelBak") for total consideration of $412,500, subject to a customary working capital adjustment, utilizing cash on hand and borrowings under our existing credit facilities. CamelBak is the leading provider of personal hydration solutions for outdoor, recreation and military use.

CamelBak’s products include hydration packs, reusable bottles and individual water purification and filtration systems. The preliminary purchase price allocation is subject to further refinement and may require significant adjustments to arrive at the final purchase price allocation. A portion of the goodwill generated in this acquisition will be deductible for tax purposes.

Current year results for acquisitions

Subsequent to the acquisition dates of the current year acquisitions, Vista Outdoor recorded sales of approximately $121,285 for the year ended March 31, 2016 and gross profit of approximately $47,929 for the year ended March 31, 2016, each associated with the operations of these acquired businesses and reflected in the Outdoor Products segment results.

Allocation of Consideration Transferred to Net Assets Acquired of Savage and Bushnell:

The purchase prices of Savage Arms and Bushnell were allocated based on the estimated fair value of net assets acquired and liabilities assumed at the date of the acquisitions. During fiscal year 2015, we recorded fair value adjustments to the preliminary purchase price allocation reported at March 31, 2014. Purchase price adjustments were applied retrospectively back to the date of the acquisitions. These adjustments did not have a material impact on net income (loss) in fiscal year 2014 and, therefore, we have not adjusted our net income (loss) for the year ended March 31, 2014.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
3. Acquisitions (Continued)

The following table summarizes the fair values of the assets acquired and liabilities assumed in the acquisitions as originally reported in our Form 10 for the year ended March 31, 2014 and as revised for adjustments made during fiscal year 2015:

Savage Arms Purchase Price Allocation

	As Originally Reported	As Revised
Purchase price net of cash acquired:
Cash paid	$315,000	$315,000
Cash received for working capital	(2,498)	(2,498)
Total purchase price	312,502	312,502
Fair value of assets acquired:
Net receivables	$39,374	$39,374
Net inventories	36,499	36,499
Tradename, technology, and customer relationship intangibles	126,600	126,600
Net property, plant, and equipment	24,965	24,965
Other assets	4,972	5,423
Total assets	232,410	232,861
Fair value of liabilities assumed:
Accounts payable	14,461	14,461
Deferred tax liabilities	48,298	47,928
Other liabilities	22,314	21,733
Total liabilities	85,073	84,122
Net assets acquired	147,337	148,739
Goodwill	$165,165	$163,763

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
3. Acquisitions (Continued)

Bushnell Purchase Price Allocation

	As Originally Reported	As Revised
Purchase price net of cash acquired:
Cash paid	$985,000	$985,000
Cash paid for additional working capital	4,185	4,185
Total purchase price	989,185	989,185
Fair value of assets acquired:
Net receivables	$108,434	$109,429
Net inventories	160,793	157,184
Tradename, technology, and customer relationship intangibles	364,843	364,700
Net property, plant, and equipment	25,080	25,055
Other assets	10,938	7,765
Total assets	670,088	664,133
Fair value of liabilities assumed:
Accounts payable	80,092	80,099
Deferred income taxes	75,692	88,121
Other liabilities	30,025	30,932
Total liabilities	185,809	199,152
Net assets acquired	484,279	464,981
Goodwill	$504,906	$524,204

Intangible assets from above include:

	Value	Useful life (years)
Savage Arms
Indefinite lived tradenames	$70,200	Indefinite
Tradenames	12,900	5-20
Customer Relationships	43,500	5-10
Bushnell
Indefinite lived tradenames	$95,100	Indefinite
Tradenames	105,700	15
Technology	15,900	6-20
Customer Relationships	148,000	15

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
3. Acquisitions (Continued)

Preliminary Allocation of Consideration Transferred to Net Assets Acquired for CamelBak:

The following amounts represent the preliminary determination of the fair value of identifiable assets acquired and liabilities assumed from the CamelBak acquisition. The final determination of the fair value of certain assets and liabilities will be completed within the required measurement period, which will be no later than 12 months from the date of acquisition. The size and breadth of the CamelBak acquisition will necessitate the use of this measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date, including the finalization of tax impacts. Any potential adjustments made could be material in relation to the preliminary values presented below:

	August 3, 2015
Purchase price net of cash acquired:
Cash paid		$412,500
Cash paid for working capital		9,810
Total purchase price		422,310
Fair value of assets acquired:
Net receivables	$30,093
Net inventories	30,916
Tradename, technology, and customer relationship intangibles	133,800
Net property, plant, and equipment	7,985
Other assets	4,460
Total assets	207,254
Fair value of liabilities assumed:
Accounts payable	8,219
Other liabilities	5,497
Total liabilities	13,716
Net assets acquired		193,538
Goodwill		$228,772

Intangible assets above include:

	Value	Useful life (years)

Indefinite lived tradename	$79,400	Indefinite
Customer relationships	49,400	10-20
Technology	5,000	7-17

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
3. Acquisitions (Continued)

Supplemental Pro Forma Data for Savage, Bushnell, and CamelBak:

We used the acquisition method of accounting to account for these acquisitions and, accordingly, the results of Savage Arms, Bushnell, and CamelBak are included in our consolidated and combined financial statements for the period subsequent to the date of acquisition. The following unaudited supplemental pro forma data for the year ended March 31, 2014 present consolidated information as if the acquisition had been completed on April 1, 2012 for Savage and Bushnell. The following supplemental pro forma data for the years ended March 31, 2016 and 2015 present consolidated and combined information as if the acquisition had been completed on April 1, 2014 for CamelBak. The pro forma results were calculated by combining our results with the standalone results of Savage Arms, Bushnell, and CamelBak for the pre-acquisition periods, which were adjusted to account for certain costs which would have been incurred during this pre-acquisition period:

	YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2016	March 31, 2015	March 31, 2014
Sales, net	$2,330,331	$2,230,241	$2,280,071
Net income	155,001	75,183	153,643
Basic earnings per common share	2.49	1.18	2.41
Diluted earnings per common share	2.48	1.18	2.41

The unaudited supplemental pro forma data above include the following significant non-recurring adjustments made to account for certain costs which would have been incurred if the Savage and Bushnell acquisitions had been completed on April 1, 2012, and the CamelBak acquisition had been completed April 1, 2014, as adjusted for the applicable tax impact:

	YEARS ENDED
(Amounts in thousands)	March 31, 2016	March 31, 2015	March 31, 2014
Inventory step-up, net[1]	$(647)	$647	$(9,765)
Fees for advisory, legal, accounting services[2]	(4,288)	4,288	(12,475)
1. Adjustment reflects the increased cost of goods sold expense which results from the fair value step-up in inventory which was expensed over the first inventory cycle.
2. We removed the fees that were incurred in connection with the acquisition of Savage and Bushnell from fiscal 2014, and considered those fees as incurred during the first quarter of fiscal 2013 and the costs incurred in connection with the acquisition of CamelBak in fiscal 2016 and considered those fees as incurred during the first quarter of fiscal 2015. Costs were recorded in General and administrative expense.
We made no acquisitions during fiscal 2015.
4. Receivables
Receivables, are summarized as follows:

	March 31
	2016	2015
Trade receivables	$446,032	$370,335
Other receivables	1,778	2,089
Less allowance for doubtful accounts	(19,412)	(10,730)
Net receivables	$428,398	$361,694

As of March 31, 2016, the largest individual customer account balance accounted for 13% of the total trade receivables balance. No other customer represented more than 10% of total trade receivables balance as of March 31, 2016. No customer represented more than 10% of the total trade receivables balance as of March 31, 2015.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
4. Receivables (Continued)

The following is a reconciliation of the changes in our allowance for doubtful accounts, discounts, and returns during fiscal year 2015 and 2016:

Balance at March 31, 2014	$5,621
Expense	6,875
Write-offs	(1,010)
Reversals and other adjustments	(756)
Balance at March 31, 2015	10,730
Expense	8,302
Write-offs	(1,556)
Reversals, discounts and other adjustments	1,936
Balance at March 31, 2016	$19,412
5. Inventories
Inventories consist of the following:

	March 31,
	2016	2015
Raw materials	$91,898	$107,848
Work in process	61,864	53,740
Finished goods	286,478	214,033
Net inventories	$440,240	$375,621
6. Property, Plant, and Equipment
Property, plant, and equipment is stated at cost and depreciated over estimated useful lives using a straight-line method. Machinery and equipment are depreciated over 2 to 7 years and buildings and improvements are depreciated over 3 to 40 years. Depreciation expense was $38,953 in fiscal year 2016, $35,405 in fiscal year 2015, and $24,891 in fiscal year 2014.

We review property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period. Maintenance and repairs are charged to expense as incurred. Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant, and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Property, plant, and equipment consists of the following:

	March 31
	2016	2015
Land	$8,968	$8,614
Buildings and improvements	56,022	47,752
Machinery and equipment	286,577	250,210
Property not yet in service	39,970	39,110
Gross property, plant, and equipment	391,537	345,686
Less accumulated depreciation	(188,052)	(155,079)
Net property, plant, and equipment	$203,485	$190,607

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
7. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by segment were as follows:

	Shooting Sports	Outdoor Products	Total
Balance at March 31, 2014	$246,487	$600,647	$847,134
Impairment	(41,020)	—	(41,020)
Effect of foreign currency exchange rates	(947)	(23,004)	(23,951)
Balance at March 31, 2015	204,520	577,643	782,163
Acquisitions	—	238,824	238,824
Effect of foreign currency exchange rates	371	2,093	2,464
Balance at March 31, 2016	$204,891	$818,560	$1,023,451

The acquisitions in Outdoor Products related to the preliminary purchase price allocation for the previously discussed CamelBak and Jimmy Styks acquisitions.

As a result of the market correction in the prior year impacting demand for firearms and a decline in our near-term projected cash flows at the time in the Firearms reporting unit, during the quarter ended December 28, 2014 we determined a triggering event had occurred which indicated it was more likely than not that the fair value of the reporting unit was less than the book value. The fair value of the reporting unit is determined using both an income and market approach. The value estimated using a discounted cash flow model is weighted against the estimated value derived from the guideline company market approach method. This market approach method estimates the price reasonably expected to be realized from the sale of the company based on comparable companies.

The goodwill recorded within the Shooting Sports segment above is presented net of $41,020 of impairment losses. In addition, as a result of the market correction noted above we evaluated the fair value of the tradenames as well. We determined the fair value of the tradenames based on the relief of royalty method and used a royalty rate of 6% for the Savage Arms tradename based on public guideline royalty-based transactions and a discount rate of 16%. This analysis resulted in a $11,200 noncash impairment charge that was recorded within the Firearms reporting unit related to the non-amortizing Savage Arms tradename intangible. The remeasurement of goodwill and intangible assets is classified as a Level 3 fair value assessment as described in Note 2 due to the significance of unobservable inputs developed using company-specific information.
The goodwill recorded within Outdoor Products above is presented net of $47,791 of accumulated impairment losses recorded prior to April 1, 2014.
Net intangibles includes amortizing and non-amortizing assets consisting of trademarks, tradenames and brand names that are not being amortized as their estimated useful lives are considered indefinite.
Net intangibles consisted of the following:

	March 31, 2016			March 31, 2015
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Tradenames	$185,162	$(46,812)	$138,350	$184,660	$(34,260)	$150,400
Patented technologies	27,900	(9,949)	17,951	22,600	(8,488)	14,112
Customer relationships and other	272,431	(50,757)	221,674	190,936	(31,064)	159,872
Total	485,493	(107,518)	377,975	398,196	(73,812)	324,384
Non-amortizing trade names	272,497	—	272,497	193,098	—	193,098
Net intangibles	$757,990	$(107,518)	$650,472	$591,294	$(73,812)	$517,482

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
7. Goodwill and Intangible Assets (Continued)

The acquisitions in Outdoor Products related to the preliminary purchase price allocation for the previously discussed CamelBak and Jimmy Styks acquisitions. The assets in the table above are being amortized using a straight-line method over a weighted average remaining period of approximately 11.9 years. Amortization expense related to these assets was $33,661 in fiscal 2016, $31,146 in fiscal 2015, and $20,011 in fiscal 2014, which is included within cost of sales. We expect amortization expense related to these assets to be as follows:

Fiscal 2017	$35,951
Fiscal 2018	35,951
Fiscal 2019	33,207
Fiscal 2020	32,324
Fiscal 2021	32,258
Thereafter	208,284
Total	$377,975

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
8. Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

	March 31
	2016	2015
In-transit inventory and other	$40,242	$39,236
Rebates	17,957	14,889
Interest	13,157	393
Employee benefits and insurance	11,131	14,375
Accrued advertising	10,315	8,073
Warranty	8,611	7,429
Customer obligations	9,613	5,982
Freight accrual	2,446	3,012
Product liability	1,622	1,534
Accrued taxes	1,303	1,148
Total other accrued liabilities—current	$116,397	$96,071

Non-current portion of accrued income tax liability	$25,421	$23,406
Contingent consideration	4,471	—
Management nonqualified deferred compensation plan	2,668	715
Environmental remediation	745	529
Performance share liability	—	641
Other	18,014	5,930
Total other long-term liabilities	$51,319	$31,221
We provide consumer warranties against manufacturing defects on certain products within the Shooting Sports and Outdoor Products segments with warranty periods ranging from one year to a lifetime. The estimated costs of such product warranties are recorded at the time the sale is recorded based upon actual past experience, our current production environment as well as specific and identifiable warranties as applicable. The warranty liability recorded at each balance sheet date reflects the estimated liability for warranty coverage for products delivered based on historical information and current trends. The following is a reconciliation of the changes in our product warranty liability during the periods presented:

Balance at March 31, 2014	$8,158
Payments made	(3,699)
Warranties issued	3,059
Changes related to preexisting warranties	(89)
Balance at March 31, 2015	7,429
Payments made	(5,397)
Warranties issued	5,879
Warranties assumed in acquisition	678
Changes related to preexisting warranties	22
Balance at March 31, 2016	$8,611

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
9. Long-term Debt

On April 1, 2016, we refinanced our existing credit facility. See Note 18 for details.
Long-term debt, including the current portion, consisted of the following:

	March 31, 2016	March 31, 2015
Senior Credit Facility dated December 19, 2014:
Term Loan due 2020	$332,500	$350,000
Revolving Credit Facility due 2020	—	—
Total principal amount of Credit Agreement	332,500	350,000
5.875% Senior Notes due 2023	350,000	—
Principal amount of long-term debt	682,500	350,000
Less: unamortized deferred financing costs	12,213	10,335
Carrying amount of long-term debt	670,287	339,665
Less: current portion	17,500	17,500
Carrying amount of long-term debt, excluding current portion	$652,787	$322,165
Credit Agreement
On December 19, 2014, we entered into a credit agreement (the “2014 Credit Agreement”), which was comprised of a senior secured term loan of $350,000 (the “Term Loan”) and a senior secured revolving credit facility of $400,000 (the “Revolving Credit Facility”), both of which were to mature on February 9, 2020.
The Term Loan was subject to quarterly principal payments of $4,375 beginning in June 2015, with the remaining balance due on February 9, 2020. Substantially all domestic tangible and intangible assets of Vista Outdoor and our subsidiaries were pledged as collateral under the 2014 Credit Agreement. Borrowings under the 2014 Credit Agreement bore interest at a rate equal to either the sum of a base rate plus a margin or the sum of a Eurodollar rate plus a margin. Each margin was based on our consolidated leverage ratio, as defined in the 2014 Credit Agreement, and based on the ratio in effect as of March 31, 2016, the base rate margin was 0.75% and the Eurodollar margin was 1.75%. The interest rate for the Term Loan as of March 31, 2016 was 2.18%. We pay a commitment fee on the unused portion of the Revolving Credit Facility based on our consolidated leverage ratio, and based on the ratio in effect as of March 31, 2016, this fee was 0.30%. As of March 31, 2016, we had no borrowings against our $400,000 Revolving Credit Facility and had outstanding letters of credit of $30,222, which reduced amounts available on the Revolving Credit Facility to $369,778. Debt issuance costs totaling approximately $11,000 were being amortized over the term of the Term Loan.
5.875% Notes

On August 11, 2015, we issued $350,000 aggregate principal amount of 5.875% Senior Notes (the “5.875% Notes”) that mature on October 1, 2023. These notes are unsecured and senior obligations. Interest on these notes is payable semi-annually in arrears on April 1 and October 1 of each year, starting on April 1, 2016. We have the right to redeem some or all of these notes from time to time on or after October 1, 2018, at specified redemption prices. Prior to October 1, 2018, we may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium. In addition, prior to October 1, 2018, we may redeem up to 35% of the aggregate principal amount of these notes with the net cash proceeds of certain equity offerings, at a price equal to 105.875% of their principal amount plus accrued and unpaid interest to the date of redemption. Debt issuance costs of approximately $4,300 are being amortized to interest expense over 8 years, the term of the notes.

Rank and Guarantees

The Credit Agreement obligations are guaranteed on a secured basis, jointly and severally and fully and unconditionally, by substantially all of our domestic subsidiaries. Vista Outdoor (the parent company issuer) has no independent assets or operations. We own 100% of all of these guarantor subsidiaries. The 5.875% Notes are senior unsecured obligations and will rank equally in right of payment with any future senior unsecured indebtedness and senior in right of payment to any future

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
9. Long-term Debt (Continued)

subordinated indebtedness. The 5.875% Notes are fully and unconditionally guaranteed, jointly and severally, by our existing and future domestic subsidiaries that guarantee indebtedness under our Credit Agreement or that guarantee certain of our other indebtedness, or indebtedness of any subsidiary guarantor, in an aggregate principal amount in excess of $50,000. These guarantees are senior unsecured obligations of the applicable subsidiary guarantors. The guarantee by any subsidiary guarantor of our obligations in respect of the 5.875% Notes will be released in any of the following circumstances:

•	if, as a result of the sale of its capital stock, such subsidiary guarantor ceases to be a restricted subsidiary;

•	if such subsidiary guarantor is designated as an “Unrestricted Subsidiary”;

•	upon defeasance or satisfaction and discharge of the 5.875% Notes; or

•	if such subsidiary guarantor has been released from its guarantees of indebtedness under the Credit Agreement and all capital markets debt securities.
Scheduled Minimum Loan Payments
The scheduled minimum loan payments on outstanding long-term debt were as follows as of March 31, 2016:

Fiscal 2017	$17,500
Fiscal 2018	17,500
Fiscal 2019	17,500
Fiscal 2020	280,000
Fiscal 2021	—
Thereafter	350,000
Total	$682,500
Covenants and Default Provisions
Our Credit Agreement imposes restrictions, including limitations on our ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Credit Agreement limits our ability to enter into sale-and-leaseback transactions. The Credit Agreement allows us to make unlimited “restricted payments” (as defined in the Credit Agreement), which, among other items, would allow payments for future share repurchases, as long as we maintain a certain amount of liquidity and maintain certain senior debt limits, with a limit, when those senior debt limits are not met, of $150,000 plus proceeds of any equity issuances plus 50% of net income since February 9, 2015. The Credit Agreement also requires that we meet and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum consolidated leverage ratio. Our ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond our control. Borrowings under the Credit Agreement are subject to compliance with these covenants. As of March 31, 2016, we were in compliance with the financial covenants.
A failure to comply with the covenants in the Credit Agreement could prevent us from drawing under the revolving credit facility and could result in an event of default under the Credit Agreement, which could allow the creditors to accelerate the related indebtedness and proceed against the collateral that secures the indebtedness. We may not have sufficient liquidity to repay the indebtedness in such circumstances.
The indenture governing the 5.875% Notes contains covenants that, among other things, limit our ability to incur or permit to exist certain liens, sell, transfer or otherwise dispose of assets, consolidate, amalgamate, merge or sell all or substantially all of our assets, enter into transactions with affiliates, enter into agreements restricting our subsidiaries’ ability to pay dividends, incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem our capital stock, prepay, redeem or repurchase certain debt and make loans and investments. A failure to comply with the covenants in the indenture could result in an event of default, which could allow the holders of the 5.875% Notes to accelerate the 5.875% Notes. We may not have sufficient liquidity to repay the 5.875% Notes in such circumstances.
The Credit Agreement and the indenture governing the 5.875% Notes contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
9. Long-term Debt (Continued)

Cash Paid for Interest on Debt
Cash paid for interest totaled $8,808 in fiscal 2016 and $742 in fiscal 2015.
10. Employee Benefit Plans

Prior to February 9, 2015, our eligible U.S. employees and retirees participated in a defined benefit pension plan provided by Orbital ATK. Subsequent to February 9, 2015, we established a noncontributory defined benefit pension plan (the "Plan") which covers substantially all employees hired prior to January 1, 2007 and retained similar provisions as those that existed within the Orbital ATK plans. Eligible non-union employees hired on or after January 1, 2007 and certain union employees are not covered by a defined benefit plan, but substantially all of such employees receive an employer contribution through a defined contribution plan. On January 31, 2013, the Orbital ATK plans were amended to freeze the pension formula benefits effective June 30, 2013 and to implement a new cash balance formula applicable to pay and service starting July 1, 2013. In the current fiscal year there were no plan amendments or actuarial assumption changes that had a significant impact on benefit plan obligations. The total expense for these plans was $7,300, $4,732, and $5,936 for the fiscal years 2016, 2015, and 2014, respectively. The estimated expense for these plans for the fiscal year 2017 is $7,162.

The Company recognizes the funded status of its defined benefit pension plans and other postretirement benefit plans, measured as the difference between the fair value of the plan assets and the benefit obligation. Benefit obligation balances reflect the projected benefit obligation ("PBO") for our pension plans and accumulated PRB obligations ("APBO") or our other PRB plans. The weighted average discount rate used to determine the pension benefit obligation was 4.01% and 3.87% as of March 31, 2016 and 2015, respectively. The fair value of the plan assets was $148,168 and $164,967 as of March 31, 2016 and 2015, respectively. The benefit obligation was $221,645 and $225,095 as of March 31, 2016 and 2015, respectively, resulting in an unfunded liability of $73,477 and $60,128 as of March 31, 2016 and 2015, respectively, which is primarily recorded within Accrued pension and postemployment liabilities. As of March 31, 2015, $26,323, $89,584 and $49,060 of the pension plan investments were held in level 1, level 2, and level 3 instruments which reflects our estimated allocated portion of the assets that were held in the Orbital ATK asset pool on our behalf and does not reflect the precise assets that were transferred to us.

Our share of plan assets from Orbital ATK were transferred to us on July 1, 2015, and were subsequently directed into newly established investments at the designation of our Retirement Investment Committee.The plan assets are invested in a variety of financial funds which have investments in a variety of financial instruments including equities, fixed income, and hedge funds. Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to meet or exceed the assumed actuarial rate of return of 6.75% and 7.25% over the long term within reasonable and prudent levels of risk as of March 31, 2016 and 2015, respectively, and (2) to preserve the real purchasing power of assets to meet future obligations.

Investments in financial funds are valued by multiplying the fund's net asset value ("NAV") per share with the number of units or shares owned as of the valuation date. NAV per share is determined by the fund's administrator or the Company's custodian by deducting from the value of the assets of the fund all its liabilities and the resulting number is divided by the outstanding number of shares or units. Investments held by the funds are valued on the basis of valuations furnished by a pricing service approved by the fund's investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the fund's investment manager. For those assets that are invested within hedge funds there are certain restrictions on redemption of those assets including a one year lockup period from initial investment and thereafter a 65 day notice must be provided prior to redemption. There are no other significant restrictions on redemption of assets within other asset categories.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
10. Employee Benefit Plans (Continued)

The following benefit payments, which reflect expected future service, are expected to be paid in the years ending March 31. The pension benefits will be paid primarily out of the pension trust.

Pension Benefits
2017	$11,450
2018	12,252
2019	13,194
2020	14,818
2021	13,971
2022 through 2026	$76,723

Defined Contribution Plan

The Company sponsors a defined contribution retirement plan, a 401(k) savings plan with an employee stock ownership ("ESOP") feature. The ESOP feature will be discontinued as of June 30, 2016. The plan is a tax-qualified retirement plan subject to the Employee Retirement Income Security Act of 1974 and covers most employees in the United States.

Total contributions in fiscal year 2016 were $14,914. Orbital ATK, on our behalf, contributed $12,936 in fiscal year 2015, and $10,057 in fiscal year 2014.
11. Income Taxes
Income before income taxes is as follows:

	Years Ended March 31
	2016	2015	2014
Current:
U.S.	$220,685	$133,027	$217,673
Non-U.S.	17,722	21,019	665
Income before income taxes	$238,407	$154,046	$218,338

Our income tax provision consists of:

	Years Ended March 31
	2016	2015	2014
Current:
Federal	$78,116	$61,202	$64,163
State	8,377	4,866	9,197
Non-U.S.	5,179	9,052	2,845
Deferred:
Federal	(2,248)	150	8,356
State	(308)	410	(60)
Non-U.S.	2,254	(1,162)	580
Income tax provision	$91,370	$74,518	$85,081

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
11. Income Taxes (Continued)

The items responsible for the differences between the federal statutory rate and our effective rate are as follows:

	Years Ended March 31
	2016	2015	2014
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal impact	3.2%	4.7%	4.2%
Domestic manufacturing deduction	(2.2)%	(2.9)%	(3.1)%
Nondeductible transaction costs	0.5%	3.8%	1.0%
Nondeductible goodwill impairment	—%	9.3%	—%
Other	1.8%	(1.5)%	1.9%
Income tax provision	38.3%	48.4%	39.0%
Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the consolidated and combined financial statements of financial position as current or noncurrent assets or liabilities based upon the classification of the related assets and liabilities or, if there is no corresponding balance on the balance sheet, the expected period for reversal. As of March 31, 2016 and 2015, the components of deferred tax assets and liabilities were as follows:

	March 31,
	2016	2015
Deferred Tax Assets:
Inventory	$17,356	$22,617
Retirement benefits	25,996	22,594
Accounts receivable	10,952	9,523
Accruals for employee benefits	9,392	8,409
Other reserves	8,373	7,841
Loss and credit carryforwards	3,143	5,072
Other	945	—
Total deferred tax assets	76,157	76,056
Valuation allowance	(3,234)	(4,650)
Total net deferred assets	72,923	71,406
Deferred tax liabilities:
Intangible assets	(184,486)	(186,737)
Property, plant and equipment	(24,394)	(24,785)
Other	—	(2,923)
Total deferred tax liabilities	(208,880)	(214,445)
Net deferred income tax liabilities	$(135,957)	$(143,039)

We believe it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. Our recorded valuation allowance of $3,234 at March 31, 2016 relates to certain tax credits, net operating losses and interest carryforwards that are not expected to be realized before their expiration. The valuation allowance decreased during fiscal year 2016 primarily due to the expiration of certain capital losses and credits.

Included in the net deferred tax liability are federal, foreign and state net operating loss and credit carryovers, $2,992 of which expires in years ending from March 31, 2016 through March 31, 2036 and $151 that may be carried over indefinitely. The carryforwards presented above are net of any applicable uncertain tax positions.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
11. Income Taxes (Continued)

We have provided for U.S. deferred income taxes in the amount of $8,492 on undistributed earnings not considered indefinitely reinvested. Additionally, we have undistributed earnings of $26,541 generated from certain foreign subsidiaries for which no deferred tax liability has been recorded, as we intend to indefinitely reinvest these earnings. These undistributed earnings may become taxable in the United States upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. Determination of the amount of any unrecognized deferred income tax liability on the temporary difference for these indefinitely reinvested undistributed earnings is not practicable.
Income tax paid, net of refunds, totaled $93,038 in fiscal 2016.
At March 31, 2016, and 2015, unrecognized tax benefits that have not been recorded in the financial statements amounted to $36,194 and $30,768, respectively, of which $29,884 and $25,875, respectively, would affect the effective tax rate. The remaining balance is related to deferred tax items which only impact the timing of tax payments. Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $5,388 reduction of the uncertain tax benefits will occur in the next 12 months. The settlement of these unrecognized tax benefits could result in earnings from $0 to $4,574.
We have classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2014
Unrecognized Tax Benefits—beginning of period	$27,334	$23,237	$4,565
Gross increases—tax positions in prior periods	15,461	2,275	15,536
Gross decreases—tax positions in prior periods	—	(283)	—
Gross increases—current-period tax positions	2,776	2,262	3,220
Settlements	(14,210)	(52)	—
Lapse of statute of limitations	(718)	(105)	(84)
Unrecognized Tax Benefits—end of period	$30,643	$27,334	$23,237
We report income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2016 and 2015, $3,046 and $1,662 of income tax-related interest and $2,505 and $1,772 of penalties were included in accrued income taxes, respectively. Our current tax provision included $1,443 of expense related to interest and penalties.
We entered into a Tax Matters Agreement with Orbital ATK that governs the respective rights, responsibilities and obligations of Vista Outdoor and Orbital ATK after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. We have joint and several liability with Orbital ATK to the IRS for the consolidated U.S. federal income taxes of the Orbital ATK consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion, if any, of this tax liability for which we bear responsibility, and Orbital ATK agrees to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off is determined not to be tax-free. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS.
Prior to the Spin-Off, Orbital ATK or one of its subsidiaries files income tax returns in the U.S. federal and various U.S. state jurisdictions that included Vista Outdoor. In addition, certain of our subsidiaries file income tax returns in foreign jurisdictions. After the Spin-Off we file income tax returns in the U.S. federal, foreign and various U.S. state jurisdictions. With a few exceptions, Orbital ATK and its subsidiaries and Vista Outdoor are no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities prior to 2009. The IRS has completed the audits of Orbital ATK through fiscal year 2012 and is currently auditing Orbital ATK's tax returns for fiscal years 2013 and 2014. The IRS is also currently auditing our tax return that begins after the Spin-Off and ends on March 31, 2015. We believe appropriate provisions for all outstanding issues relating to our portion of these returns have been made for all remaining open years in all jurisdictions.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
12. Commitments

We lease land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rent expense was $18,959 in fiscal year 2016, $15,908 in fiscal year 2015, and $12,595 in fiscal year 2014.
The following table summarizes the operating lease payments expected to be paid in each of the following fiscal years:

2017	$14,767
2018	10,781
2019	7,374
2020	5,043
2021	3,839
Thereafter	2,663
Total	$44,467
We have known purchase commitments of $21,625 which are defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction.
13. Contingencies
Litigation.    From time to time, we are subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of our business. We do not consider any of such proceedings that are currently pending, individually or in the aggregate to be material to our business or likely to result in a material adverse effect on our operating results, financial condition, or cash flows.
Environmental Liabilities.    Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, as well as applicable foreign laws and regulations, including those governing the discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment. We are obligated to conduct investigation and/or remediation activities at certain sites that we own or operate or formerly owned or operated.
We have been identified as a potentially responsible party (“PRP”), along with other parties, in regulatory agency actions associated with hazardous waste sites. As a PRP, we may be required to pay a share of the costs of the investigation and clean-up of these sites. While uncertainties exist with respect to the amounts and timing of the ultimate environmental liabilities, based on currently available information, we have concluded that these matters, individually or in the aggregate, will not have a material adverse effect on our operating results, financial condition, or cash flows. We have recorded a liability for environmental remediation of $765 as of March 31, 2016 and $558 as of March 31, 2015.
We could incur substantial additional costs, including cleanup costs, resource restoration, fines, and penalties or third-party property damage or personal injury claims, as a result of violations or liabilities under environmental laws or non-compliance with environmental permits. While environmental laws and regulations have not had a material adverse effect on our operating results, financial condition, or cash flows in the past, and we have environmental management programs in place to mitigate these risks, it is difficult to predict whether they will have a material impact in the future.
14. Stockholders' Equity
We have authorized 50,000,000 shares of preferred stock, par value $1.00, none of which has been issued.
We maintain an equity incentive plan (the “2014 Stock Incentive Plan” or the “Plan”), which became effective on February 10, 2015, following the Spin-Off from Orbital ATK. Orbital ATK maintained similar plans: the 1990 Equity Incentive Plan, the Non-Employee Director Restricted Stock Plan, and the 2005 Stock Incentive Plan, which governed the awards granted to employees and directors prior to the Spin-Off. The 2014 Stock Incentive Plan was established to govern the awards granted to our employees and directors under the prior Orbital ATK plans and provides for awards of stock options, restricted stock and restricted stock units, performance awards, and total stockholder return performance awards ("TSR awards") that will be granted to certain of our employees and directors subsequent to the Spin-Off. We issue treasury shares upon the payment of

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
14. Stockholders' Equity (Continued)

performance awards, TSR awards, and restricted stock units, grant of restricted stock, or exercise of stock options and are accounted for as equity-based compensation awards.
Disclosures prior to February 10, 2015 represent our portion of the plans maintained by Orbital ATK in which our employees and directors participated. There are four types of awards outstanding that were issued under Orbital ATK's stock incentive plans: performance awards, TSR awards, restricted stock, and stock options. Orbital ATK issued treasury shares upon the payment of performance awards, TSR awards, and restricted stock units, grant of restricted stock, or exercise of stock options and are accounted for as equity-based compensation awards. On February 10, 2015, Orbital ATK converted or adjusted outstanding stock options and restricted stock to include both Orbital ATK shares and Vista Outdoor shares to replace awards denominated in Orbital ATK common shares. Performance shares and TSR awards were converted to restricted stock units or restricted stock and will vest over the remaining vesting period of the awards. The manner of conversion for each award reflected a mechanism intended to preserve the intrinsic value of each award, and generally on terms which were in all material respects identical to the terms of the awards it replaced.
As of March 31, 2016, we are authorized to issue up to 5,750,000 common shares under the 2014 Stock Incentive Plan, plus additional shares issuable pursuant to awards granted immediately prior to the Spin-Off in respect of equity-based awards of Orbital ATK granted under the Orbital ATK Stock Plans that were outstanding immediately prior to the Spin-Off and converted into awards subsequent to the Spin-Off. As of March 31, 2016, 4,792,877 common shares are available to be granted.
As of March 31, 2016, there were up to 202,983 shares reserved for performance awards for key employees. Performance shares are valued at the fair value of our stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted. Of these shares,

•	up to 105,713 shares will become payable only upon achievement of certain performance goals, including sales and return on invested capital, for the fiscal year 2017 through fiscal year 2019 period.

•	up to 97,270 shares will become payable only upon achievement of certain performance goals, including sales and return on invested capital, for the fiscal year 2016 through fiscal year 2018 period.

As of March 31, 2016, there were up to 109,299 TSR awards reserved for key employees.

•	up to 56,923 shares will become payable only upon achievement of certain total shareholder return targets, for the fiscal year 2017 through fiscal year 2019 period.

•	up to 52,376 shares will become payable only upon achievement of certain performance goals, including sales and return on invested capital, for the fiscal 2016 through fiscal 2018 period.
The weighted average fair value per TSR award granted was $69.50 and $57.49 during fiscal years 2016 and 2015, respectively. We used an integrated Monte Carlo simulation model to determine the fair value of these awards. The Monte Carlo model calculates the probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to determine the fair value of the awards as well as the assumptions of other variables, including the risk-free interest rate and expected volatility of our stock price in future periods. The risk-free rate is based on the U.S. dollar-denominated U.S. Treasury strip rate with a remaining term that approximates the life assumed at the date of grant. The weighted average assumptions used in estimating the value of the TSR awards were as follows:

	Fiscal 2016	Fiscal 2015
Risk-free rate	1.03%	0.93%
Expected volatility	30.72%	33.25%
Expected dividend yield	—%	—%
Expected award life	3	3
Restricted stock granted to non-employee directors and certain key employees totaled 89,118 shares in fiscal year 2016, and 174,818 shares in fiscal year 2015. Restricted shares vest over periods generally ranging from one to four years from the date of award and are valued at the fair market value of common stock as of the grant date.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
14. Stockholders' Equity (Continued)

Restricted stock units granted to certain key employees and non-employee directors totaled 91,434 shares in fiscal year 2016, and 132,541 shares in fiscal year 2015. Restricted stock units vest over periods generally ranging from one to three years from the date of award and are valued at the fair market value of common stock as of the grant date.
Stock options may be granted periodically, with an exercise price equal to the fair market value of common stock on the date of grant, and generally vest from one to three years from the date of grant. Options are generally granted with ten-year terms.
The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The option pricing model requires us to make assumptions. The risk-free rate is based on U.S. Treasury zero-coupon issues with a remaining term that approximates the expected life assumed at the date of grant. Expected volatility is based on the average volatility of similar type public companies stock over the past seven years. The expected option life is based on the contractual term of the stock option and expected employee exercise and post-vesting employment termination trends. The weighted average fair value of options granted was $14.97, $14.94, and $35.34 during fiscal years 2016, 2015, and 2014, respectively. The following weighted average assumptions were used for grants:

	Year ended March 31, 2016	Year ended March 31, 2015	Year ended March 31, 2014
Risk-free rate	1.6%	1.59%	1.86%-2.07%
Expected volatility	23.47%	30.22%	25.95%-26.71%
Expected dividend yield	—%	—%	1.27%-1.58%
Expected option life	7 years	7 years	7 years
Total pre-tax stock-based compensation expense of $12,279, $3,012, and $2,398 was recognized during fiscal 2016, 2015, and 2014, respectively. The total income tax benefit recognized in the consolidated and combined statements of comprehensive income for share-based compensation was $4,963, $420, and $920 during fiscal years 2016, 2015, and 2014, respectively.
A summary of our stock option activity is presented below. Note that the activities presented for fiscal year 2015 prior to the Spin-Off and fiscal year 2014 represent the stock options held by our employees under the Orbital ATK long-term incentive award program in Orbital ATK shares. Subsequent to the Spin-Off shares represent those stock options outstanding in our stock.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (per option)
Outstanding at March 31, 2013	126,972	$60.99
Granted	31,541	129.60
Exercised	(300)	54.84
Forfeited/expired	(450)	54.84
Outstanding at March 31, 2014	157,763	$74.74	8.3	$67.41
Conversion related to Spin-Off(a)	383,047
Granted	67,710	$42.75
Exercised	—
Forfeited/expired	—
Outstanding at March 31, 2015	608,520	$22.47	7.8	$20.35
Granted	70,821	52.09
Exercised	(66,670)	17.60
Forfeited/expired	—
Outstanding at March 31, 2016	612,671	$26.42	7.4	$25.51
Options exercisable at:
March 31, 2014	64,289	$59.26	8.3	$82.59
March 31, 2015	438,980	$18.53	7.3	$24.29
March 31, 2016	472,737	$20.56	6.8	$31.35

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
14. Stockholders' Equity (Continued)

(a) The the number of stock options and the weighted average grant date fair value of the stock options converted is equal to the number of stock options and weighted average grant date fair value of such stock options prior to the Spin-Off, adjusted for the 2 for 1 stock conversion and for the Spin-Off conversion adjustment. Included in the conversion related to Spin-Off are awards related to employees both within our Company and remaining at Orbital ATK as a result of the Spin-Off.
The total intrinsic value of options exercised was $1,970 during fiscal year 2016. There were no options exercised during fiscal year 2015. The total intrinsic value of options exercised was $6 during fiscal year 2014. Total cash received from options exercised was $1,173 and $16 during fiscal years 2016 and 2014, respectively.
A summary of our performance share award, TSR award, restricted stock activity is presented below. Note that the activities presented for fiscal year 2015 prior to the Spin-Off and fiscal year 2014 represent the restricted stock held by our employees under the Orbital ATK long-term incentive award program in Orbital ATK shares. Subsequent to the Spin-Off shares represent those stock options outstanding in our stock

	Shares	Weighted Average Grant Date Fair Value
Nonvested at March 31, 2013	317,580	$64.78
Granted	85,152	123.56
Canceled/forfeited	(73,909)	69.06
Vested	(83,155)	66.90
Nonvested at March 31, 2014	245,668	$83.15
Conversion related to Spin-Off(a)	88,657
Granted	342,863	47.29
Canceled/forfeited	—	—
Vested	(68,151)	20.88
Nonvested at March 31, 2015	609,037	$29.13
Granted	251,754	53.35
Canceled/forfeited	(31,265)	69.05
Vested	(80,756)	61.82
Nonvested at March 31, 2016	748,770	$32.08

(a) The number of performance share awards, TSR awards, and shares of restricted stock and the weighted average grant date fair value converted is equal to the number of shares and weighted average grant date fair value of such prior to the Spin-Off, adjusted for the 2 for 1 stock conversion and for the Spin-Off conversion adjustment. Included in the conversion related to Spin-Off are awards related to employees both within our Company and remaining at Orbital ATK as a result of the Spin-Off, as well as the conversion of all outstanding TSR and performance shares into restricted stock units.

As noted above, upon the Spin-Off from Orbital ATK certain performance shares and TSR awards were converted to restricted stock units and will vest over the remaining vesting period of the awards. Additionally, certain key employees received restricted stock unit grants during fiscal years 2016 and 2015, which will vest over the next one to three years. These restricted stock units will be settled with the issuance of shares upon vesting. A summary of our restricted stock unit award activity is presented below.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
14. Stockholders' Equity (Continued)

	Shares	Weighted Average Grant Date Fair Value
Nonvested at March 31, 2014	—	—
Conversion related to Spin-Off(a)	250,534	$20.74
Granted	132,541	42.75
Canceled/forfeited	—	—
Vested	(123,208)	15.21
Nonvested at March 31, 2015	259,867	$34.59
Granted	91,434	51.64
Canceled/forfeited	(22,788)	63.53
Vested	(61,692)	67.32
Nonvested at March 31, 2016	266,821	$30.40

(a) The number of restricted stock units converted represents the conversion of TSR and performance shares issued for long term incentive plans issued prior to the Spin-Off converted into restricted stock units to be vested over one to three years for certain key employees.
As of March 31, 2016, the total unrecognized compensation cost related to nonvested stock-based compensation awards was $24,696 and is expected to be realized over a weighted average period of 2.3 years.
Share Repurchases
On February 25, 2015, our Board of Directors authorized a new share repurchase program of up to $200,000 worth of shares of our common stock, executable over the next two years. The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations. The new repurchase authorization also allows us to make repurchases under Rule 10b5-1 of the Securities Exchange Act of 1934. During fiscal year 2016, we repurchased 3,179,086 shares for $142,200. During fiscal year 2015, we repurchased 162,000 shares for $6,870.
15. Related Party Transactions

The consolidated and combined financial statements have been prepared on a stand-alone basis. However, prior to February 9, 2015, they were derived from the consolidated financial statements and accounting records of Orbital ATK.

Allocation of General Corporate Expenses

Prior to February 9, 2015, the consolidated and combined financial statements reflect an allocation of certain costs managed at the Orbital ATK level. These costs had historically been allocated to Vista Outdoor. These costs generally fall into one of the following categories:

•
Orbital ATK management and support services – This category includes costs for functions such as acquisition transaction costs, human resources (talent acquisition/compensation), treasury, risk management, internal audit, finance, tax, legal, executive office, business development, government relations, and other administrative support. These costs were allocated to us based on a percentage of sales for all of Orbital ATK or as specifically identified. The consolidated and combined financial statements include Orbital ATK management and support services allocations included within the general and administrative expense totaling $33,593 for the period ending February 9, 2015 and $29,268 for the fiscal year ended March 31, 2014.

•
Infrastructure costs – This category includes costs for functions such as information technology support, systems maintenance, and telecommunications. These costs were generally allocated to us using either sales, headcount, or fixed assets. The consolidated and combined statement of operations reflects infrastructure costs allocations included within

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
15. Related Party Transactions (Continued)

the general and administrative expense totaling $4,959 for the period ending February 9, 2015 and $4,947 for the fiscal year ended March 31, 2014.

•
Orbital ATK-provided benefits – This category includes costs for group medical, dental and vision insurance, 401(k) savings plan, pension and postretirement benefits, and other benefits. These costs were generally allocated to us based on specific identification of the benefits provided to our employees participating in these benefit plans. Medical and dental, including the human resources and finance administration of those plans, are allocated to business units based upon their year-to-date enrolled medical headcount. Postretirement benefits, including the human resources and finance administration of those plans, were allocated based upon member headcount. Pension expense is actuarially determined for individual segments and was identified directly to those segments. The pension expense determined for composite pension segments was further allocated to individual segments using total payroll. The consolidated and combined financial statements include Orbital ATK-provided benefits allocations totaling $48,549 for the period ending February 9, 2015, and $45,605 for the fiscal year ended March 31, 2014.

Management believes that the methods of allocating these costs are reasonable and consistent with past practices.

Related Party Sales and Cost of Sales

Historically, we purchased and sold certain products and services to/from Orbital ATK businesses. Prior to the Spin-Off, purchases of products and services from these affiliated entities, which were recorded at sales price, were $170,783 through February 9, 2015, and $273,246 for the fiscal year ended March 31, 2014. Sales of products and services to these entities were $8,874 through February 9, 2015, and $12,422 for the fiscal year ended March 31, 2014.

Master Transition Services Agreement

We entered into a Master Transition Services Agreement with Orbital ATK, under which each of Orbital ATK or their respective affiliates provided us with certain services, including information technology, financial, procurement, human resource, benefits support and other specified services from Orbital ATK. These services were provided at cost and were completed by March 31, 2016 besides certain tax services described in the Tax Matters Agreement.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Orbital ATK that governs the respective rights, responsibilities and obligations of Vista Outdoor and Orbital ATK after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. Federal, state, local and foreign income taxes, other tax matters and related tax returns. We have joint and several liability with Orbital ATK to the IRS for the consolidated U.S. Federal income taxes of the Orbital ATK consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement specifies the portion, if any, of this tax liability for which we bear responsibility, and Orbital ATK agrees to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off is determined not to be tax-free. The Tax Matters Agreement provides for certain covenants that may restrict the ability to pursue strategic or other transactions that otherwise could maximize the value of the business and may discourage or delay a change of control. For example, unless we (or Orbital ATK, as applicable) were to receive a supplemental private letter ruling from the IRS or an unqualified opinion from a nationally recognized tax advisor, or Orbital ATK were to grant us a waiver, we would be restricted until two years after the Spin-Off is consummated from entering into transactions which would result in an ownership shift in the Company of more than 30% (measured by vote or value) or divestitures of certain businesses or entities which could impact the tax-free nature of the Spin-Off. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS.

16. Operating Segment Information
We operate our business structure within two operating segments, which are defined based on the reporting and review process used by the chief operating decision maker, our Chief Executive Officer.  Management reviews the operating segments based on net sales and gross profit. Certain significant selling and general and administrative expenses are not allocated to the segments. In addition, certain significant asset balances are not readily identifiable with individual segments and therefore cannot be allocated. Each segment is described below:

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
16. Operating Segment Information (Continued)

•
Shooting Sports, which generated 62% of our external sales in fiscal year 2016. The Shooting Sports product lines include centerfire ammunition, rimfire ammunition, shotshell ammunition, reloading components, centerfire rifles, rimfire rifles, shotguns and range systems.

•
Outdoor Products, which generated 38% of our external sales in fiscal year 2016. The Outdoor Products product lines are archery/hunting accessories, global eyewear and sport protection products, golf, hydration products, optics, shooting accessories, tactical products and water sports. Archery/hunting accessories include high-performance hunting arrows, game calls, hunting blinds, game cameras and waterfowl decoys. Eyewear products include safety and protective eyewear, as well as fashion and sports eyewear. Golf products include laser rangefinders. Hydration products include hydration packs and water bottles. Optics products include binoculars, riflescopes and telescopes. Shooting accessories products include reloading equipment, clay targets, and premium gun care products. Tactical products include holsters, duty gear, bags and packs. Water sports products include stand up paddle boards.

No single customer accounted for more than 10% of our sales in fiscal year 2015. One customer accounted for approximately 10% and 12% of total fiscal years 2016 and 2014 sales, respectively. No other single customer contributed more than 10% of our sales in fiscal years 2016 and 2014.
Our sales to foreign customers were $347,520 in fiscal year 2016, $250,000 in fiscal year 2015, and $243,166 in fiscal 2014. During fiscal year 2016, approximately 41% of these sales were in Shooting Sports and 59% were in Outdoor Products. Sales to no individual country outside the United States accounted for more than 4% of our sales in fiscal years 2016 and 2015.
The following summarizes our results by segment:

	Year ended March 31, 2016
	Shooting Sports	Outdoor Products	Corporate	Total
External sales	$1,408,973	$861,761	$—	$2,270,734
Capital expenditures	24,397	10,904	9,515	44,816
Depreciation	27,772	11,181	—	38,953
Amortization of intangible assets	6,900	26,761	—	33,661
Gross profit	$376,957	$242,817	$(329)	$619,445

	Year ended March 31, 2015
	Shooting Sports	Outdoor Products	Corporate	Total
External sales	$1,353,092	$730,322	$—	$2,083,414
Capital expenditures	29,664	7,214	1,327	38,205
Depreciation	22,965	12,435	5	35,405
Amortization of intangible assets	6,900	24,246	—	31,146
Gross profit	$331,145	$200,043	$(2,267)	$528,921

	Year ended March 31, 2014
	Shooting Sports	Outdoor Products	Corporate	Total
External sales	$1,422,442	$451,477	$—	$1,873,919
Capital expenditures	31,634	8,600	—	40,234
Depreciation	16,497	8,394	—	24,891
Amortization of intangible assets	5,319	14,692	—	20,011
Gross profit	$382,971	$83,787	$545	$467,303
The sales above exclude intercompany sales between Outdoor Products and Shooting Sports of $3,181, $2,010, and $1,754 for the years ended March 31, 2016, 2015, and 2014, respectively.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)

17. Quarterly Financial Data (unaudited)
Quarterly financial data is summarized as follows:

	Fiscal 2016 Quarter Ended
	July 5,	October 4,	January 3,	March 31,
Sales, net	$514,497	$551,377	$592,557	$612,303
Gross profit	139,292	149,024	167,504	163,625
Net income	$33,891	$32,675	$43,159	$37,312
Earnings per common share:
Basic	$0.54	$0.52	$0.70	$0.61
Diluted	$0.53	$0.52	$0.70	$0.61

	Fiscal 2015 Quarter Ended
	June 29,	September 28,	December 28,	March 31,
Sales, net	$565,995	$525,149	$506,881	$485,389
Gross profit	143,451	128,595	134,037	122,838
Net income	$41,045	$33,745	$(11,169)	$15,907
Earnings per common share:
Basic(1)	$0.64	$0.53	$(0.17)	$0.25
Diluted(1)	$0.64	$0.53	$(0.17)	$0.25
(1) For the first three quarters in fiscal year 2015, basic and diluted earnings per common share were computed using the number of shares of our common stock outstanding on February 9, 2015.
18. Subsequent Events

On April 1, 2016, we completed the acquisition of BRG Sports Inc.’s Action Sports division, operated by Bell Sports Corp. The acquisition includes brands Bell, Giro, Blackburn, CoPilot, Krash, and Raskullz. Under the terms of the transaction, we paid $400,000 in cash, subject to customary working capital adjustments, and additional contingent consideration payable if incremental profitability growth milestones within the Bell Powersports product line are achieved. Action Sports remains headquartered in Scotts Valley, California and operates facilities in the U.S., Canada, Europe and Asia. The acquisition of Action Sports includes more than 600 employees worldwide. The preliminary purchase price allocation has not been completed as of May 27, 2016.
In order to finance the purchase of Action Sports, on April 1, 2016, we entered into an Amended and Restated Credit Agreement (the “2016 Credit Agreement”), which replaced the 2014 Credit Agreement and borrowed $80,000 on our revolving line of credit. The 2016 Credit Agreement is comprised of a Term A Loan of $640,000 and a $400,000 Revolving Credit Facility, both of which mature on April 1, 2021. The Term A Loan is subject to quarterly principal payments of $8,000, with the remaining balance due on April 1, 2021. With the exception of the Action Sports and its subsidiaries, substantially all domestic tangible and intangible assets of Vista Outdoor and its subsidiaries are pledged as collateral under the 2016 Credit Agreement. The domestic tangible and intangible assets of Action Sports and its subsidiaries will be pledged as collateral during fiscal 2017. Borrowings under the 2016 Credit Agreement bear interest at a rate equal to either the sum of a base rate plus a margin or the sum of a Eurodollar rate plus a margin. Each margin is based on our consolidated leverage ratio, as defined in the Agreement, and based on our current ratio, the base rate margin is 0.75% and the Eurodollar margin is 1.75%. We pay a commitment fee on the unused portion of the Revolving Credit Facility based on our consolidated leverage ratio, and based on the current ratio, this fee is 0.30%. Debt issuance costs of approximately $12,000 will be amortized over the term of the 2016 Credit Agreement. In connection with this financing activity, $1,521 of the unamortized deferred debt issuance costs related to the 2014 Credit Agreement will be written off in the first quarter of fiscal 2017.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)

19. Condensed Consolidating Financial Statements
In accordance with the provisions of the 5.875% Notes, the outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of Vista Outdoor domestic subsidiaries and by Advanced Arrow S. de R.L. de C.V. and Hydrosport, S. de R.L. de C.V. The parent company has no independent assets or operations. All of these guarantor subsidiaries are 100% owned by Vista Outdoor. These guarantees are senior or senior subordinated obligations, as applicable, of the applicable subsidiary guarantors.

The guarantee by any subsidiary guarantor of our obligations in respect of the 5.875% Notes will be released in any of the following circumstances:

• if, as a result of the sale of its capital stock, such subsidiary guarantor ceases to be a restricted subsidiary;
• if such subsidiary guarantor is designated as an “Unrestricted Subsidiary;”
• upon defeasance or satisfaction and discharge of the 5.875% Notes; or

•	if such subsidiary guarantor has been released from its guarantees of indebtedness under the Credit Agreement and all capital markets debt securities.

The guarantee by any subsidiary guarantor of our obligations in respect of the 2016 Credit Agreement will be released in any of the following circumstances:

•	if, as a result of the sale of its capital stock, such subsidiary guarantor ceases to be a subsidiary;

•	if such subsidiary guarantor ceases to be a Domestic Subsidiary; or

•	upon repayment of all obligations under the Credit Agreement.

In conjunction with the registration of the 5.875% Notes the consolidating financial information of the guarantor and non-guarantor subsidiaries is presented on the following pages.

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended March 31, 2016
(Amounts in thousands except per share data)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Sales, net	$—	$2,157,398	$225,901	$(112,565)	$2,270,734
Cost of sales	—	1,615,516	149,043	(113,270)	1,651,289
Gross profit	—	541,882	76,858	705	619,445
Operating expenses:
Research and development	—	12,512	—	—	12,512
Selling, general, and administrative	—	289,957	54,218	—	344,175
Income before interest and income taxes	—	239,413	22,640	705	262,758
Equity in income of subsidiaries	162,257	14,984	—	(177,241)	—
Interest expense, net	(24,351)	—	—	—	(24,351)
Income before income taxes	137,906	254,397	22,640	(176,536)	238,407
Income tax provision	(9,131)	92,140	8,079	282	91,370
Net income	$147,037	$162,257	$14,561	$(176,818)	$147,037
Other comprehensive income (loss), net of tax:
Net income (from above)	$147,037	$162,257	$14,561	$(176,818)	$147,037
Total other comprehensive income (loss)	89	89	5,601	(5,690)	89
Comprehensive income	$147,126	$162,346	$20,162	$(182,508)	$147,126

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended March 31, 2015
(Amounts in thousands except per share data)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Sales, net	$—	$1,958,204	$240,883	$(115,673)	$2,083,414
Cost of sales	—	1,512,826	158,105	(116,438)	1,554,493
Gross profit	—	445,378	82,778	765	528,921
Operating expenses:
Research and development	—	9,504	14	—	9,518
Selling, general, and administrative	—	225,073	57,956	—	283,029
Goodwill and tradename impairment	—	52,220	—	—	52,220
Income before interest and income taxes	—	158,581	24,808	765	184,154
Equity in income of subsidiaries	98,456	16,900	—	(115,356)	—
Interest expense, net	(30,108)	—	—	—	(30,108)
Income before income taxes	68,348	175,481	24,808	(114,591)	154,046
Income tax provision	(11,180)	77,025	8,446	227	74,518
Net income	$79,528	$98,456	$16,362	$(114,818)	$79,528
Other comprehensive income (loss), net of tax:
Net income (from above)	$79,528	$98,456	$16,362	$(114,818)	$79,528
Total other comprehensive income (loss)	(48,536)	(48,536)	(50,643)	99,179	(48,536)
Comprehensive income (loss)	$30,992	$49,920	$(34,281)	$(15,639)	$30,992

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended March 31, 2014
(Amounts in thousands except per share data)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Sales, net	$—	$1,805,611	$136,766	$(68,458)	$1,873,919
Cost of sales	—	1,364,790	104,520	(62,694)	1,406,616
Gross profit	—	440,821	32,246	(5,764)	467,303
Operating expenses:
Research and development	—	11,489	2,495	—	13,984
Selling, general, and administrative	—	192,649	26,863	—	219,512
Income before interest and income taxes	—	236,683	2,888	(5,764)	233,807
Equity in income of subsidiaries	142,925	(3,775)	—	(139,150)	—
Interest expense, net	(15,469)	—	—	—	(15,469)
Income before income taxes	127,456	232,908	2,888	(144,914)	218,338
Income tax provision	(5,801)	89,983	3,018	(2,119)	85,081
Net income (loss)	$133,257	$142,925	$(130)	$(142,795)	$133,257
Other comprehensive income (loss), net of tax:
Net income (loss) (from above)	$133,257	$142,925	$(130)	$(142,795)	$133,257
Total other comprehensive income (loss)	(1,104)	(1,104)	(1,505)	2,609	(1,104)
Comprehensive income (loss)	$132,153	$141,821	$(1,635)	$(140,186)	$132,153

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED BALANCE SHEET

	March 31, 2016
(Amounts in thousands except share data)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$133,503	$18,189	$—	$151,692
Net receivables	—	382,662	45,736	—	428,398
Due from affiliates, current	—	19,912	—	(19,912)	—
Net inventories	—	379,658	64,867	(4,285)	440,240
Other current assets	—	26,517	2,817	—	29,334
Total current assets	—	942,252	131,609	(24,197)	1,049,664
Net property, plant, and equipment	—	192,674	10,811	—	203,485
Investment in subsidiaries	2,530,524	36,865	—	(2,567,389)	—
Goodwill	—	911,715	111,736	—	1,023,451
Net intangible assets	—	613,869	36,603	—	650,472
Long-term due from affiliates	—	241,598	—	(241,598)	—
Deferred charges and other non-current assets	—	11,833	3,729	—	15,562
Total assets	$2,530,524	$2,950,806	$294,488	$(2,833,184)	$2,942,634
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,500	$—	$—	$—	$17,500
Accounts payable	—	134,334	13,404	—	147,738
Due to affiliates, current	—	—	19,912	(19,912)	—
Accrued compensation	—	43,826	3,568	—	47,394
Accrued income taxes	—	11,698	473	—	12,171
Federal excise tax	—	27,329	372	—	27,701
Other accrued liabilities	—	107,499	8,898	—	116,397
Total current liabilities	17,500	324,686	46,627	(19,912)	368,901
Long-term debt	652,787	—	—	—	652,787
Deferred income tax liabilities	—	127,483	8,192	282	135,957
Accrued pension and postemployment liabilities	—	73,503	—	—	73,503
Long-term due to affiliates	200,070	—	41,528	(241,598)	—
Other long-term liabilities	—	50,048	1,271	—	51,319
Total liabilities	870,357	575,720	97,618	(261,228)	1,282,467
Total stockholders' equity	1,660,167	2,375,086	196,870	(2,571,956)	1,660,167
Total liabilities and equity	$2,530,524	$2,950,806	$294,488	$(2,833,184)	$2,942,634

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED BALANCE SHEET

	March 31, 2015
(Amounts in thousands except share data)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$247,375	$16,576	$—	$263,951
Net receivables	—	322,529	39,165	—	361,694
Due from affiliates, current	—	16,516	—	(16,516)	—
Net inventories	—	316,704	63,917	(5,000)	375,621
Other current assets	—	11,496	1,956	—	13,452
Total current assets	—	914,620	121,614	(21,516)	1,014,718
Net property, plant, and equipment	—	179,574	11,033	—	190,607
Investment in subsidiaries	2,025,072	60,289	—	(2,085,361)	—
Goodwill	—	672,891	109,272	—	782,163
Net intangible assets	—	478,919	38,563	—	517,482
Long-term due from affiliates	—	83,643	—	(83,643)	—
Deferred charges and other non-current assets	—	6,218	1,258	—	7,476
Total assets	$2,025,072	$2,396,154	$281,740	$(2,190,520)	$2,512,446
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,500	$—	$—	$—	$17,500
Accounts payable	—	122,220	12,212	—	134,432
Due to affiliates, current	—	—	16,516	(16,516)	—
Accrued compensation	—	24,049	3,097	—	27,146
Accrued income taxes	—	7,361	2,208	—	9,569
Federal excise tax	—	22,357	837	—	23,194
Other accrued liabilities	—	83,984	12,087	—	96,071
Total current liabilities	17,500	259,971	46,957	(16,516)	307,912
Long-term debt	322,165	—	—	—	322,165
Deferred income tax liabilities	—	135,284	7,470	285	143,039
Accrued pension and postemployment liabilities	—	59,345	—	—	59,345
Long-term due to affiliates	36,643	—	47,001	(83,644)	—
Other long-term liabilities	—	30,720	501	—	31,221
Total liabilities	376,308	485,320	101,929	(99,875)	863,682
Total stockholders' equity	1,648,764	1,910,834	179,811	(2,090,645)	1,648,764
Total liabilities and equity	$2,025,072	$2,396,154	$281,740	$(2,190,520)	$2,512,446

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Year Ended March 31, 2016
(Amounts in thousands)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Cash provided by (used for) operating activities	$(12,750)	$200,015	$10,737	$—	$198,002
Investing Activities
Capital expenditures	—	(38,918)	(2,608)	—	(41,526)
Due from affiliates	—	(279,808)	—	279,808	—
Acquisitions of businesses, net of cash acquired	(466,773)	4,723	—	—	(462,050)
Proceeds from the disposition of property, plant, and equipment	—	116	256	—	372
Cash used for investing activities	(466,773)	(313,887)	(2,352)	279,808	(503,204)
Financing Activities
Due to affiliates	286,923	—	(7,115)	(279,808)	—
Borrowings on line of credit	360,000	—	—	—	360,000
Repayments of line of credit	(360,000)	—	—	—	(360,000)
Proceeds from issuance of long-term debt	350,000	—	—	—	350,000
Payments made on bank debt	(17,500)	—	—	—	(17,500)
Payment from former parent	6,500	—	—	—	6,500
Payments made for debt issue costs	(4,379)	—	—	—	(4,379)
Purchase of treasury shares	(143,194)	—	—	—	(143,194)
Proceeds from employee stock compensation plans	1,173	—	—	—	1,173
Cash provided by (used for) financing activities	479,523	—	(7,115)	(279,808)	192,600
Effect of foreign currency exchange rate fluctuations on cash	—	—	343	—	343
(Decrease) increase in cash and cash equivalents	—	(113,872)	1,613	—	(112,259)
Cash and cash equivalents at beginning of year	—	247,375	16,576	—	263,951
Cash and cash equivalents at end of year	$—	$133,503	$18,189	$—	$151,692

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Year Ended March 31, 2015
(Amounts in thousands)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Cash provided by (used for) operating activities	$(17,258)	$147,935	$23,661	$—	$154,338
Investing Activities
Capital expenditures	—	(38,774)	(4,415)	—	(43,189)
Due from affiliates	—	113,181	—	(113,181)	—
Acquisitions of businesses, net of cash acquired	—	—	—	—	—
Proceeds from the disposition of property, plant, and equipment	—	20	300	—	320
Cash provided by (used for) investing activities	—	74,427	(4,115)	(113,181)	(42,869)
Financing Activities
Due to affiliates	(98,868)	—	(14,313)	113,181	—
Proceeds from issuance of long-term debt	350,000	—	—	—	350,000
Net transfers (to) from former parent	16,181	—	—	—	16,181
Dividend to former parent	(214,000)	—	—	—	(214,000)
Payments made on long-term debt to former parent	(20,087)	—	—	—	(20,087)
Proceeds from issuance of long-term debt to former parent	50,000	—	—	—	50,000
Payments made to extinguish debt	(50,000)	—	—	—	(50,000)
Payments made for debt issue costs	(10,991)	—	—	—	(10,991)
Purchase of treasury shares	(5,097)	—	—	—	(5,097)
Excess tax benefits from share-based plans	120	—	—	—	120
Cash provided by (used for) financing activities	17,258	—	(14,313)	113,181	116,126
Effect of foreign currency exchange rate fluctuations on cash	—	—	(3,648)	—	(3,648)
Increase in cash and cash equivalents	—	222,362	1,585	—	223,947
Cash and cash equivalents at beginning of year	—	25,013	14,991	—	40,004
Cash and cash equivalents at end of year	$—	$247,375	$16,576	$—	$263,951

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands except share and per share data and unless otherwise indicated)
19. Condensed Consolidating Financial Statements (Continued)

VISTA OUTDOOR INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Year Ended March 31, 2014
(Amounts in thousands)	Parent Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating Activities
Cash provided by (used for) operating activities	$(8,770)	$167,205	$13,875	$—	$172,310
Investing Activities
Capital expenditures	—	(36,443)	(3,791)	—	(40,234)
Due from affiliates	—	(142,646)	—	142,646	—
Acquisitions of businesses, net of cash acquired	(1,344,117)	37,005	5,425	—	(1,301,687)
Proceeds from the disposition of property, plant, and equipment	—	174	—	—	174
Cash used for investing activities	(1,344,117)	(141,910)	1,634	142,646	(1,341,747)
Financing Activities
Due to affiliates	143,571	—	(925)	(142,646)	—
Borrowings on line of credit	200,000	—	—	—	200,000
Repayments of line of credit	(200,000)	—	—	—	(200,000)
Net transfers (to) from former parent	206,678	—	—	—	206,678
Payments made on long-term debt to former parent	(6,362)	—	—	—	(6,362)
Proceeds from issuance of long-term debt to former parent	1,021,273	—	—	—	1,021,273
Payments made for debt issue costs	(12,273)	—	—	—	(12,273)
Cash provided by financing activities	1,352,887	—	(925)	(142,646)	1,209,316
Effect of foreign currency exchange rate fluctuations on cash	—	—	58	—	58
Increase in cash and cash equivalents	—	25,295	14,642	—	39,937
Cash and cash equivalents at beginning of year	—	(282)	349	—	67
Cash and cash equivalents at end of year	$—	$25,013	$14,991	$—	$40,004